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Exhibit 4.13

Execution Copy

SUPPLEMENT NO. 2 TO
INVESTORS' RIGHTS AGREEMENT

        Supplement No. 2 dated as of January 14, 2005 (this "Supplement") to the Investors' Rights Agreement dated as of November 20, 2000 (the "Agreement") among Rockwood Holdings, Inc. (formerly known as K-L Holdings, Inc.), a Delaware corporation (the "Company") and each of the shareholders thereof, as referred to therein (as amended and supplemented by Amendment and Supplement No.1 to Investors' Rights Agreement). Capitalized terms used but not defined in this Supplement are used with the meanings given to such terms in the Agreement.

Recitals

        On the date hereof, Merrill Lynch Capital Corporation (the "Transferring Investor") is the holder of 9,081.94 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company.

        The Transferring Investor proposes to transfer 9,081.94 shares (the "Shares") of Common Stock to SPCP Group, L.L.C. (the "New Investor") and, as condition to such transfer, pursuant to the Agreement, the New Investor is required to enter into this Supplement in order to become a party to the Agreement and to make certain representations and warranties thereunder.

Agreement

        1.    Agreement to be Bound.    The New Investor agrees that, from and after the effective date of the transfer of Shares to it, the New Investor will comply with and be bound by all agreements and covenants of an Investor under the Agreement.

        2.    Representations and Warranties.    (a) The New Investor makes each of the representations and warranties of an Investor under the Agreement.

          (b)   The New Investor represents and warrants that, at the effective date of the transfer of Shares to it, it has become a Lender under the Loan Agreement.

          (c)   The New Investor represents and warrants that it is either (A) an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the "Act") or (B) a "qualified institutional buyer" as defined in Rule 144A under the Act.

          (d)   The New Investor represents and warrants that it is acquiring the Shares for investment for its own account and not with a view to, or for resale in connection with, distribution.

          (d)   The Company represents and warrants that neither the Company nor any of its Affiliates or any other person (other than the Transferring Investor, as to which the Company makes no representation) acting on the Company's behalf has engaged, in connection with the offering of the Shares, (A) in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Act, or (B) in any action which would require the registration of the offering and sale of the Shares pursuant to the Agreement or which would violate applicable state "blue sky" laws.

          (e)   The Transferring Investor represents and warrants to the Company that neither it nor any person acting on its behalf has made offers or sales of the Shares in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Act) in the United States or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

        3.    Acknowledgement of Rights of New Investors.    The Company acknowledges that, from and after the effective date of the transfer of Shares to the New Investor, the New Investor shall have all the benefits of an Investor under the Agreement and shall be deemed to be an Investor for all purposes thereof with respect to the Shares transferred to it and the Transferring Investor will no longer be a party to the Agreement. The effective date of the transfer of Shares to the New Investor shall not be deemed to have occurred for purposes of this Section 3 unless and until the Transferring Investor shall have complied with Section 2(a) of the Agreement with respect to the transfer of Shares to the New Investor, including without limitation by furnishing the Company with the legal opinion required by clause (ii)(B)(II) of Section 2(a) of the Agreement.

        4.    Notices.    For purposes of Section 13 of the Agreement, the address of the New Investor, as an Investor under the Agreement, shall be as set forth below, unless and until such address is modified in accordance with Section 13 of the Agreement:

    SPCP Group, L.L.C.
    Two Greenwich Plaza
    1st Floor
    Greenwich, CT 06830-6353
    Attn: Jeffrey Gelfand
    Fax: (203) 542-4000

        5.    No Further Amendments.    Except as expressly supplemented by this Supplement, the Agreement shall remain in full force and effect in accordance with its terms.

        6.    Severability.    If any term, provision, covenant or restriction contained in this Supplement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the parties hereby agree to negotiate in good faith a modification of the terms, provisions, covenants and restrictions contained in this Supplement that are so determined to be invalid, void or unenforceable in order to make them enforceable in a manner that will preserve, to the maximum extent possible, the intent of the parties hereto.

        7.    Counterparts.    This Supplement may be executed in several counterparts, each of which shall be an original, and all of which shall be deemed to be one and the same agreement.

        8.    APPLICABLE LAW.    THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Continued on next page.]

        IN WITNESS WHEREOF, each party hereto has caused this Supplement to be duly executed as of the day and year first above written.

SPCP GROUP, L.L.C.
By:	/s/ JEFFREY A. GELFAND
Name: Jeffrey A. Gelfand
Title: Chief Financial Officer

ROCKWOOD HOLDINGS, INC.
By:	/s/ MICHAEL W. VALENTE
Name: Michael W. Valente
Title: Assistant Secretary and General Counsel

MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ STEPHEN B. PARAS
Name: Stephen B. Paras
Title: Vice President

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Exhibit 4.13